Exhibit. 99.1

For Further Information:

Quality Systems, Inc.	CCG Investor Relations
18191 Von Karman Avenue, Suite 450	10960 Wilshire Blvd., Suite 2050
Irvine, CA 92612	Los Angeles, CA 90024
Phone: (949) 255-2600	Phone: (310) 477-9800
www.qsii.com	www.ccgir.com
CONTACT: Louis Silverman,	CONTACT: Sean Collins,
President and CEO	Senior Partner

QUALITY SYSTEMS REPORTS FOURTH QUARTER AND FISCAL YEAR-END RESULTS

IRVINE, Calif.—(BUSINESS WIRE)— June 7, 2007—Quality Systems, Inc. (NASDAQ:QSII - news) today announced the results of operations for its fiscal 2007 fourth quarter and fiscal year ended March 31, 2007.

The Company posted record net revenues of $45.1 million in the fourth quarter, an increase of 27% from the $35.6 million generated during the same quarter last year. The Company reported net income of $8.5 million in the fourth quarter, an increase of 11% over net income of $7.6 million earned in the comparable quarter of the prior year. Fully diluted earnings per share was $0.31 in the quarter. The adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), Share-Based Payment, which requires the expensing of stock options reduced 4th quarter 2007 net earnings and diluted earnings per share by $963,000 and $0.03, respectively.

For the quarter, the Company’s NextGen Healthcare Information Systems Division posted record revenue of $40.7 million, up 28% over the same quarter of the prior year, and record operating income of $15.4 million, up 12% over the same quarter of the prior year.

The Company’s revenue for the fiscal year ended March 31, 2007 was $157.2 million, an increase of 32% over fiscal year 2006 revenue of $119.3 million. Net income for fiscal year 2007 was $33.2 million, an increase of 42% over fiscal 2006’s net income of $23.3 million. Fully diluted earnings per share increased to $1.21 in fiscal year 2007 from $0.85 earned during fiscal year 2006, an increase of 42%. Adoption of SFAS 123R reduced fiscal year 2007 net earnings and diluted earnings per share by $2.8 million and $0.10, respectively.

For the fiscal year, the Company’s NextGen Healthcare Information Systems Division recorded revenue of $140.6 million, up 36% over the prior year, and operating income of $56.3 million, an increase of 40% over the prior year.

For the fiscal fourth quarter, FAS 123R expense for the quarter, was $0.01 per diluted share higher than was incurred in prior quarters due to the previously announced revisions in the company’s option plan targets and option pool and the company’s strong revenue performance in the quarter.

In addition, the previously announced revisions to performance targets along with the quarter’s strong revenue performance impacted certain bonus programs and caused the quarter’s expense levels to increase over prior quarters in this area.

Also, as previously disclosed in our Form 10-Q for the quarter ended December 31, 2006, we received written notification from the Commission stating that the Commission initiated an investigation of trading activity in our securities. While making clear that the investigation did not mean the Commission had concluded there has been a violation of law, the Commission sought documents and records concerning our Chief Financial Officer. To the best of our knowledge, the Commission’s investigation is ongoing and is not an investigation of our company. We intend to continue to fully cooperate with the Commission.

After we received the Commission’s notification, our Audit Committee, assisted by independent outside legal counsel, conducted an investigation of certain trading activity in our securities with particular focus on trading in advance of our third quarter 2006 earnings release. Based on the information available to the investigators and the results of the investigation, the Audit Committee has concluded that it does not appear that our Chief Financial Officer engaged in improper insider trading or tipping in connection with that trading activity. The legal and professional service expenses associated with the investigation was in excess of $0.01 per diluted share for the March quarter. The Audit Committee’s investigation was concluded during the quarter ended June 30, 2007.

During the quarter, the Company’s effective tax rate returned to more customary levels versus the third quarter tax rate, which as previously disclosed, was impacted by the retroactive reinstatement of the R&D tax credit.

Quality Systems, Inc. will hold a conference call to discuss fourth quarter and fiscal year-end financial results June 7, 2007 at 4:30 p.m. EST (1:30 p.m. PST). To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 586-7724. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Thursday, June 7, 2007 at 6:30 p.m. EST through Wednesday, June 13, 2007 at midnight EST. To access the replay dial (800) 642-1687 and enter the conference ID number 3371063.

A transcript of the conference call will be made available on the QSII Web site (www.qsii.com).

About Quality Systems, Inc.

Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity applications for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in Quality Systems’ periodic reports and registration statements filed with the Securities and Exchange Commission. A significant portion of the

Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

[financial highlights follow]

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED

	MARCH 31, 2007	MARCH 31, 2006	MARCH 31, 2007	MARCH 31, 2006

Revenues:
Software, hardware and supplies	$21,017	$17,469	$68,871	$54,938
Implementation and training services	3,490	3,157	12,177	11,293

System sales	24,507	20,626	81,048	66,231

Maintenance	11,841	8,720	41,948	31,124
Electronic data interchange services	4,716	3,670	17,049	13,256
Other services	4,072	2,549	17,120	8,676

Maintenance, EDI and other services	20,629	14,939	76,117	53,056

Total revenue	45,136	35,565	157,165	119,287

Costs of revenues:
Software, hardware and supplies	3,243	2,126	8,453	8,148
Implementation and training services	2,249	2,347	8,535	8,088

Cost of system sales	5,492	4,473	16,988	16,236

Maintenance	2,847	2,812	11,834	9,330
Electronic data interchange services	3,331	2,158	12,181	8,569
Other services	3,127	1,620	9,781	5,693

Cost of maintenance, EDI and other services	9,305	6,590	33,796	23,592

Cost of revenue	14,797	11,063	50,784	39,828

Gross profit	30,339	24,502	106,381	79,459

Operating expenses:
Selling, general and administrative	14,550	10,586	45,337	35,554
Research and development costs	2,656	2,161	10,166	8,087

Total operating expenses	17,206	12,747	55,503	43,641

Income from operations	13,133	11,755	50,878	35,818

Interest income	885	713	3,306	2,108

Income before provision for income taxes	14,018	12,468	54,184	37,926
Provision for income taxes	5,513	4,830	20,952	14,604

Net income	$8,505	$7,638	$33,232	$23,322

Net income per share:
Basic	$0.31	$0.29	$1.24	$0.88

Diluted	$0.31	$0.28	$1.21	$0.85

Weighted–average shares outstanding:
Basic	27,049	26,642	26,882	26,413

Diluted	27,600	27,432	27,550	27,356

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2007	March 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$60,028	$57,225
Accounts receivable, net	63,945	44,665
Inventories, net	1,175	561
Income tax receivable	—	1,195
Net current deferred tax assets	3,443	1,824
Other current assets	4,507	2,912

Total current assets	133,098	108,382

Equipment and improvements, net	5,029	3,739
Capitalized software costs, net	6,982	5,171
Net deferred tax assets	1,180	1,157
Goodwill	1,840	1,840
Other	2,552	1,958

Total assets	$150,681	$122,247

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,246	$2,934
Deferred revenue	38,774	34,422
Accrued compensation and related benefits	6,521	5,490
Income taxes payable	315	—
Other current liabilities	5,626	3,812

Total current liabilities	56,482	46,658

Deferred revenue, net of current	674	1,494
Deferred compensation	2,279	1,686

Total liabilities	59,435	49,838

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value; authorized 50,000 shares; issued and outstanding 27,123 and 26,711 shares at March 31, 2007 and March 31, 2006, respectively	271	267
Additional paid-in capital	65,666	53,675
Retained earnings	25,309	19,151
Deferred compensation	—	(684)

Total shareholders’ equity	91,246	72,409

Total liabilities and shareholders’ equity	$150,681	$122,247